Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-130565) pertaining to the 2005 Omnibus Long-Term Incentive Plan of Republic Property Trust of our reports dated March 7, 2007, with respect to the consolidated financial statements and schedule of Republic Property Trust, Republic Property Trust management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Republic Property Trust, included in the Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
McLean, Virginia
March 7, 2007